Exhibit 11

                                              WASTE INDUSTRIES, INC.
                                        COMPUTATION RE: EARNINGS PER SHARE
                                      (In thousands except per share amounts)

                                                               Three Months Ended                  Nine Months Ended
                                                                 September 30,                        September 30,

                                                               1998             1999                 1998       1999
                                                               ----             ----                 ----       ----
Pro forma net income (B)                                      $2,815          $2,955                $7,663      $8,871
                                                              ------          ------                ------      ------

Weighted average number of common shares
  issued and outstanding  (A)                                 12,817          13,854                12,707      13,707

Incremental shares under stock option plans                      401              349                   389        356
                                                                 ---              ---                   ---        ---
Weighted average common shares outstanding - Diluted          13,218           14,203                13,096     14,063
                                                              ------           ------                ------     ------
Basic earnings per share                                       $0.22            $0.21                 $0.60      $0.65
                                                               =====            =====                 =====      =====

Diluted earnings per share                                     $0.21            $0.21                 $0.59      $0.63
                                                               =====            =====                 =====      =====

(A) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the acquisition of entities under common control during the three and nine months ended September 30, 1998, and for the merger with entities under the pooling-of-interests method during 1998.

(B) Certain companies acquired in fiscal 1998 poolings-of-interests transactions and common control mergers were previously taxed as S corporations. The 1998 pro forma information has been computed as if the companies were subject to federal and all applicable state corporate income taxes for each of the periods presented assuming the tax rate would have applied had the companies been taxed as C corporations.